SCHEDULE A

(amended as of June 12, 2024 to remove Rural America Growth & Income Fund)

Fund

lntermediate Bond Fund

HOMESTEAD FUNDS TRUST

 HOMESTEAD ADVISERS CORP.

SCHEDULE B

(amended as of June 12, 2024 to remove Rural America Growth & Income Fund)

Fund  Annual Fee Rate

Intermediate Bond Fund    0 .60% of average daily net assets up to $500 million;

0.50% of average daily net assets up to the next $500 million ; and

0.45% of average daily net assets in excess of$ I billion.

HOMESTEAD FUNDS TRUST

HOMESTE ADVISERS CORP.